Frisch's Reports First Quarter Fiscal 2014 Results

CINCINNATI, Oct. 16, 2013 /PRNewswire/ -- Frisch's Restaurants, Inc. (NYSE MKT: FRS) reported revenue of $61,236,621 during its fiscal 2014 first quarter ended September 17, 2013 (consisting of 16 weeks), a one percent increase over the $60,625,296 reported in the prior year's first quarter. Earnings from continuing operations increased 99.6 percent in the first quarter to $1,912,045 ($0.38 diluted earnings per share) up from $957,993 ($0.19 diluted earnings per share) in the comparable quarter last year. The increase in earnings was due to improved gross profit margin, lower administrative cost and lower interest expense along with a lower effective tax rate.

Same store sales were down 1.0 percent in the first quarter of fiscal 2014 while overall sales increased 1.0 percent over the first quarter of fiscal 2013 as a result of two new restaurant openings. Gross profit margin of 10.2 percent increased from 9.6 percent in the prior year's first quarter, primarily as a result of lower pension costs and improved efficiency in our commissary operations.

At the Corporate level, administrative expense decreased 14.3 percent in first quarter 2014 primarily as a result lower head-count, lower professional fees, lower pension expense, and lower stock compensation expense than last year's first quarter. The effective tax rate decreased to 30 percent in the quarter compared to 32 percent in last year's first quarter due to changes in tax credits and deferred state taxes.

Craig F. Maier, President and Chief Executive Officer, said, "Our first quarter showed good results despite lower customer counts that affected same store sales adversely, a trend which is consistent with reports of declining customer counts throughout the family dining segment of the restaurant industry. The modest revenue increase combined with good cost control measures, including head-count reductions, drove our increase in earnings."

Frisch's Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name "Frisch's Big Boy." All Frisch's Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana.

The Company owns the trademark "Frisch's" and has exclusive, irrevocable ownership of the rights to the "Big Boy" trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch's Big Boy restaurants also offer "drive-thru" service. The Company also licenses Frisch's Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company currently operates 95 company-owned Frisch's Big Boy restaurants and there are an additional 25 franchised Frisch's Big Boy restaurants that are operated by licensees.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this news release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission.

[See attached Financial Statements]

Frisch's Restaurants, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENT OF EARNINGS (unaudited)
(In thousands, except per share data)

	16 weeks ended
	Sept. 17,	Sept. 18,
	2013	2012

Sales	$ 61,237	$ 60,625
Cost of sales
Food and paper	20,350	20,275
Payroll and related	21,633	21,452
Other operating costs	13,031	13,123
	55,014	54,850
Gross profit	6,223	5,775
Administrative and advertising	3,767	4,393
Franchise fees and other revenue	(424)	(428)
(Gain) loss on sale of assets	(67)	11
Impairment of long lived assets	-	70
Operating profit	2,947	1,729
Interest expense	215	321
Earnings from continuing operations before income taxes	2,732	1,408
Income taxes	820	450
Earnings from continuing operations	1,912	958
(Loss) from discontinued operations, net of tax	-	(158)
NET EARNINGS	$ 1,912	$ 800

Earnings per share (EPS) of common stock:
Basic net earnings per share:
Earnings from continuing operations	$ 0.38	$ 0.19
(Loss) from discontinued operations	$ -	$ (0.03)
Basic net earnings per share	$ 0.38	$ 0.16
Diluted net earnings per share:
Earnings from continuing operations	$ 0.38	$ 0.19
(Loss) from discontinued operations	$ -	$ (0.03)
Diluted net earnings per share	$ 0.38	$ 0.16
Diluted average shares outstanding	5,081	5,017
Depreciation included above	$ 3,227	$ 3,112

Frisch's Restaurants, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands of dollars)
	September 17,	May 28,
	2013	2013
	(unaudited)
Assets
Current assets
Cash and equivalents	$ 4,001	$ 4,256
Receivables	1,397	1,297
Inventories	6,489	5,765
Other current assets	2,665	3,103
	14,552	14,421
Property and equipment	103,987	102,145
Other assets
Goodwill & other intangible assets	774	775
Property held for sale and land-deferred development	7,638	8,405
Deferred income taxes and other	3,188	2,966
	11,600	12,146

	$ 130,139	$ 128,712

Liabilities and shareholders' equity
Current liabilities
Accounts payable	$ 8,844	$ 5,879
Accrued expenses	7,413	8,025
Other	5,012	5,357
	21,269	19,261

Long-term obligations
Long-term debt	8,241	9,600
Other long-term obligations	16,228	16,195
	24,469	25,795

Shareholders' equity	84,401	83,656

	$ 130,139	$ 128,712

CONTACT: Company Contact: Mark R. Lanning, Vice President-Finance and CFO, Frisch's Restaurants, Inc., 2800 Gilbert Avenue, Cincinnati, OH 45206, (513) 559-5200, www.frischs.com, investor.relations@frischs.com